As filed with the Securities and Exchange Commission on January 4, 2016
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 __________________________________________________________________________________________________________
FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 __________________________________________________________________________________________________________
Forest City Realty Trust, Inc. (Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	47-4113168 (I.R.S. Employer Identification No.)
Terminal Tower, 50 Public Square, Suite 1100 Cleveland, Ohio 44113 (216) 621-6060 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Geralyn M. Presti Terminal Tower, 50 Public Square, Suite 1100 Cleveland, Ohio 44113 (216) 621-6060 (Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________________________________________________________________________

Copies to:

Thomas A. Aldrich, Esq.
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114-1291
(216) 566-5500
__________________________________________________________________________________________________________

Approximate date of commencement of proposed sale to the public:  From time to time on or after the effective date of this Registration Statement.
__________________________________________________________________________________________________________

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share, of Forest City Realty Trust, Inc.	1,956,788	$21.24	$41,562,177.12	$4,185.31

(1) This Registration Statement covers 1,956,788 shares of Class A common stock, par value $0.01 per share (“Class A common stock”), of Forest City Realty Trust, Inc., a Maryland corporation (the “Registrant”), issuable upon exchange of Class A Common Units of Forest City Master Associates III, LLC held by the selling stockholders.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the predecessor registrant’s Class A common stock on December 28, 2015, as reported in the consolidated reporting system of the New York Stock Exchange.

PROSPECTUS

Forest City Realty Trust, Inc.
1,956,788 Shares of Class A Common Stock

This prospectus relates to the offering for resale of shares of our Class A common stock, par value $0.01 per share (“Class A common stock”), issuable upon an exchange of Class A Common Units of Forest City Master Associates III, LLC held by the selling stockholders. Our predecessor, Forest City Enterprises, Inc. (“Forest City”), issued the Class A Common Units to the selling stockholders as partial consideration for the transaction Forest City entered into with Bruce C. Ratner to restructure Forest City’s ownership interest in 30 retail, office and residential operating properties and certain service companies that Forest City owned jointly with Bruce C. Ratner. As of November 8, 2007, the Class A Common Units could be exchanged for shares of Forest City’s Class A common stock. Due to the reorganization of Forest City’s business operations to facilitate its qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, we became the successor registrant to Forest City for purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of 11:59 p.m., Eastern Time, on December 31, 2015, the effective date of the reorganization (the “Effective Time”), the Class A Common Units may be exchanged for shares of our Class A common stock. This prospectus will be used by the selling stockholders named herein to resell such Class A common stock. We will not receive any proceeds from sales of the Class A common stock by the selling stockholders.
Unless otherwise specifically stated or the context otherwise requires, all references in this prospectus to the “Company,” “we,” “our” and “us” refer to Forest City and its consolidated subsidiaries prior to the Effective Time and Forest City Realty Trust, Inc. and its consolidated subsidiaries as of the Effective Time and thereafter.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “FCEA.” On December 28, 2015, the last reported sale price of Forest City’s, our predecessor, Class A common stock on the New York Stock Exchange was $21.24 per share.
Investing in our Class A common stock involves risks. Please read carefully the section titled “Item 1A. Risk Factors” beginning on page 7 of Forest City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and on page 60 of Forest City’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus or the date of a prospectus supplement.

The date of this prospectus is January 4, 2016.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Commission utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling stockholders. Each time a selling stockholder sells securities, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Incorporation of Certain Information by Reference.”
FORWARD-LOOKING STATEMENTS
We have included or incorporated by reference in this prospectus statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements reflect our current views with respect to financial results related to future events and are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we may not even anticipate. Future events and actual results, financial or otherwise, may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Any forward-looking statement we make in this prospectus or elsewhere speaks only as of the date on which we make it. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this prospectus, whether as a result of new information, future events or otherwise, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this prospectus or elsewhere might not occur.
Information regarding some of the important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in the section titled “Item 1A. Risk Factors” beginning on page 7 of Forest City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 on page 60 of Forest City’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, both of which are incorporated into this prospectus by reference.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, current and special reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy any document we file with the Commission at the Commission’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available to the public from the Commission’s Internet site at http://www.sec.gov or from our Internet site at http://www.forestcity.net. Our Corporate Governance Guidelines, our Code of Legal and Ethical Conduct and our committee charters are also available on our website at http://www.forestcity.net or in print upon written request addressed to Corporate Secretary, Forest City Realty Trust, Inc., Terminal Tower, 50 Public Square, Suite 1360, Cleveland, Ohio 44113. However, the information on or linked from our Internet site does not constitute a part of this prospectus and the site address is included in this prospectus as an inactive textual reference only.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “FCEA.” You can also inspect and copy any reports, proxy statements and other information that we file with the Commission at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
In this prospectus, we incorporate by reference the information that we file with the Commission. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. The information incorporated by reference is considered to be part of this prospectus and later information filed with the Commission will update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the filing of this prospectus and until this offering is completed or terminated:

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Forest City Realty Trust, Inc.’s Amendment No. 2 to Registration Statement on Form S-4 dated September 15, 2015, which includes the balance sheet for Forest City Realty Trust, Inc. as of May 29, 2015, and Forest City Realty Trust, Inc.’s Current Report on Form 8-K filed with the Commission on December 15, 2015, which includes the balance sheet for Forest City Realty Trust, Inc. as of September 30, 2015;

•	Forest City Realty Trust, Inc.’s Current Reports on Form 8-K filed with the Commission on November 23, 2015, December 15, 2015 and January 4, 2016;

•
Forest City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 24, 2015, as amended by Form 10-K/A filed with the Commission on March 19, 2015 and as further amended by Form 10-K/A filed with the Commission on May 4, 2015;

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The information specifically incorporated by reference into Forest City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from Forest City’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 9, 2015;

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Forest City’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the Commission on May 4, 2015, August 4, 2015 and November 3, 2015, respectively;

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Forest City’s Current Reports on Form 8-K filed with the Commission on January 13, 2015 (other than the portions of such document not deemed to be filed), February 19, 2015, February 27, 2015 (other than the portions of such document not deemed to be filed), March 6, 2015 (other than the portions of such document not deemed to be filed), May 4, 2015 (which was accepted by the Commission for filing at 4:12 Eastern Time on May 4, 2015), May 4, 2015 (which was accepted by the Commission for filing at 4:13 Eastern Time on May 4, 2015, other than the portions of such document not deemed to be filed), May 12, 2015 (other than the portions of such document not deemed to be filed), May 29, 2015, June 29, 2015, July 13, 2015, July 16, 2015 (other than the portions of such document not deemed to be filed), July 17, 2015 (other than the portions of such document not deemed to be filed), August 21, 2015, September 10, 2015 (other than the portions of such document not deemed to be filed), September 15, 2015, September 17, 2015, October 20, 2015, November 23, 2015, December 15, 2015 and January 4, 2016; and

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The description of Forest City Realty Trust, Inc.’s common stock contained in Forest City Realty Trust, Inc.’s Registration Statement on Form S-4, initially filed with the Commission on July 10, 2015 (File No. 333-205607) and subsequently amended on August 21, 2015 and September 15, 2015, including any form of the prospectus contained therein filed by Forest City Realty Trust, Inc. pursuant to Rule 424 under the Securities Act, which description is incorporated herein by reference, and any amendment or report filed to update such description.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or 7.01 of Form 8-K, including the related exhibits, nor any information deemed to have been “furnished” and not “filed” with the Commission.
You may request a copy of any of these filings, at no cost, by telephoning or writing to us at the following phone number, postal address or e-mail address:
Jeffrey B. Linton
Forest City Realty Trust, Inc..
Terminal Tower, 50 Public Square, Suite 1100
Cleveland, Ohio 44113-2203
Telephone Number: 216-621-6060
jefflinton@forestcity.net

PROSPECTUS SUMMARY
Forest City Realty Trust, Inc.
Founded in 1920 and publicly traded since 1960, we are principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. At the Effective Time, our predecessor, Forest City, completed a reorganization of its business operations into a holding company structure so as to facilitate its qualification as a REIT for U.S. federal income tax purposes. Due to the reorganization, we became the publicly traded parent company of Forest City, which now operates as a Delaware limited partnership named “Forest City Enterprises, L.P.” (the “Operating Partnership”). As of the Effective Time, we conduct our operations through our directly and indirectly owned subsidiaries, including the Operating Partnership, which is our principal operating subsidiary. Effective for our taxable year ending December 31, 2016, we expect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code.
As of September 30, 2015, we had approximately $10.0 billion in consolidated assets in 24 states and the District of Columbia. Our core markets include Boston, Chicago, Dallas, Denver, Los Angeles, Philadelphia, and the greater metropolitan areas of New York City, San Francisco and Washington D.C. We have regional offices in Boston, Dallas, Denver, Los Angeles, New York City, San Francisco, Washington, D.C., and our corporate headquarters in Cleveland, Ohio.
We operate through five reportable operating segments:

•	Commercial owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings and mixed-use projects.

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Residential owns, develops, acquires and operates residential rental properties, including upscale and middle-market apartments, adaptive re-use developments and subsidized senior housing. Additionally, it owns interests in entities that develop and manage military family housing.

•	Land Development acquires and sells both land and developed lots to residential, commercial and industrial customers at our Stapleton project in Denver, Colorado.

•	Arena includes our controlling interest in Barclays Center, a 670,000 square foot sports and entertainment arena located in Brooklyn, New York.

•	Corporate Activities is the other reportable operating segment, which includes our equity method investment in the Brooklyn Nets, a member of the National Basketball Association.

On December 22, 2015, we announced that we have entered into an agreement to sell our interests in Barclays Center and the Brooklyn Nets. We can provide no assurance that we will be able to close the transaction on the terms contemplated by the agreement, or at all.
We are incorporated in the State of Maryland. Our principal executive offices are located at the Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2203 and our telephone number is (216) 621-6060.
THE OFFERING
On November 8, 2006, Forest City issued 3,894,232 Class A Common Units in Forest City Master Associates III, LLC, a newly formed limited liability company owned jointly by Forest City and certain of Forest City’s affiliates and Bruce C. Ratner and certain individuals and entities affiliated with Mr. Ratner (the “BCR Entities”), to Bruce C. Ratner and various BCR Entities. Due to the reorganization of Forest City’s business operations as described in the “Prospectus Summary” above, we became the successor registrant to Forest City for purposes of the Securities Act and Exchange Act, and, as of the Effective Time, the Class A Common Units may now be exchanged for shares of our Class A common stock. Following a one-year lock-up period, holders have had the right to exchange the Class A Common Units for an equal number of shares of our Class A common stock or, at our option, cash equal to the then-current market price of the stock. Forest City entered into a registration rights agreement with the BCR Entities in which Forest City agreed to file a shelf registration statement with the Commission by November 8, 2007 with respect to resales of shares of Class A common stock into which the Class A Common Units may be exchangeable. As the successor issuer to Forest City, we have filed this shelf registration statement to cover the resale of shares of our Class A common stock into which the Class A Common Units may be exchangeable. As of the date of this prospectus, up to 1,956,788 shares of Class A common stock, of which 1,940,788 are issuable in exchange for Class A Common Units, remain eligible for resale.
This summary is not a complete description of our Class A common stock. You should read the full text and more specific details contained elsewhere in this prospectus, including the “Item 1A. Risk Factors” section beginning on page 7 of Forest City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and on page 60 of Forest City’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, both of which are incorporated herein by reference, and the other documents we refer to and incorporate herein by reference. For a more detailed description of our Class A common stock, see the section titled “Description of Stock” in this prospectus.

Issuer	Forest City Realty Trust, Inc., a Maryland corporation.
Securities Offered	1,956,788 shares of our Class A common stock issuable upon the exchange of Class A Common Units owned by the selling stockholders.
Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our Class A Common stock.
Listing	Our Class A common stock is traded on the New York Stock Exchange under the symbol “FCEA.”
U.S. Federal Income Tax Considerations
You should consult your tax advisor with respect to the application of U.S. federal income tax laws to your own particular situation, as well as any tax consequences of ownership and disposition of our Class A common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty. See “Material U.S. Federal Tax Considerations.”

Risk Factors
Investment in our Class A common stock involves risks. You should carefully consider the information under the section titled “Item 1A. Risk Factors” beginning on page 7 of Forest City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and on page 60 of Forest City’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, both of which are incorporated into this prospectus by reference.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Class A common stock. See “Selling Stockholders” for a list of the persons or entities receiving proceeds from the sale of the shares of Class A common stock.

DESCRIPTION OF STOCK
This section describes the general terms and provisions of the shares of our Class A common stock and the general terms and conditions of the shares of our Class B common stock, par value $0.01 per share (“Class B common stock”). The description set forth below of our Class A common stock and Class B common stock is not complete. For more specific information about our Class A common stock and Class B common stock, you should refer to the applicable provisions of the Maryland General Corporation Law (the “MGCL”) and our charter (“Charter”) and Bylaws (“Bylaws”).

General

Our Charter authorizes the issuance of 371,000,000 shares of our Class A common stock, of which, at December 28, 2015, 240,945,249 shares were issued and outstanding and were held of record by 1,392 stockholders, and 56,000,000 shares of our Class B common stock, convertible on a share-for-share basis into Class A common stock, of which, at December 28, 2015, 18,805,285 shares were issued and outstanding and were held of record by 317 stockholders. Both the Class A common stock and Class B common stock are listed on the New York Stock Exchange. As of December 28, 2015, Class A common stock accounted for approximately 93% of the total number of shares of common stock outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.
As permitted under the MGCL, our Charter authorizes our board of directors, with the approval of a majority of the entire board and without stockholder approval, to amend the Charter to increase or decrease the aggregate number of shares of common stock or the number of shares of any class or series of common stock that we are authorized to issue.
In addition, our Charter authorizes our board of directors without stockholder approval to authorize the issuance from time to time of shares of common stock of any class or series. The Charter also authorizes our board of directors to classify and reclassify any unissued shares of common stock into other classes or series of stock, including one or more classes or series of stock that have priority over our Class A common stock and our Class B common stock with respect to distributions or upon liquidation, and authorizes us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our Charter to set, subject to the provisions of the Charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. These actions may be taken without the approval of holders of common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any shares of our stock are listed or traded. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of the holders of common stock.
Subject to the preferential rights, if any, of holders of shares of any other class or series of our stock and to the provisions of the Charter regarding the restrictions on ownership and transfer of shares of our stock, holders of shares of common stock are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for distribution to stockholders and will be entitled to share ratably in assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of its known debts and liabilities.
Subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, and, except as noted below, each outstanding share of our Class A common stock entitles the holder to one vote and each outstanding share of our Class B common stock entitles the holder to ten votes on each matter on which holders of common stock are entitled to vote, and, except as may be provided with respect to any other class or series of our stock, the holders of shares of our Class A common stock and our Class B common stock possess exclusive voting power.
In the election of directors, subject to the rights, if any, of holders of any class or series of our preferred stock to elect or remove one or more additional directors, the holders of our Class A common stock voting as a separate class are entitled to elect 25% of our entire board of directors immediately after such election rounded up to the nearest whole number of directors, whom we refer to as the Class A directors, and holders of our Class B common stock voting as a separate class are entitled to elect the remaining directors up for election in any year in which directors are to be elected by our stockholders, whom we refer to as the Class B directors; provided, however, if on the close of business on the record date for any stockholders meeting at which directors are to be elected, (i) the total number of issued and outstanding shares of our Class A common stock is less than 10% of the aggregate number of issued and outstanding shares of our Class A common stock and our Class B common stock, then all the directors to be elected at such meeting will be elected by the holders of our Class A common stock and our Class B common stock voting together as a single class, or (ii) the total number of outstanding shares of our Class B common stock is less than 500,000, then the holders of our Class A Common Stock will continue to have the right, voting as a separate class, to elect 25% of our entire board of directors immediately after such election rounded up to the nearest whole number of directors and the right to vote together with the holders of our Class B common stock to elect the remaining members of the board of directors up for election in any year in which directors are to be elected by our stockholders, provided further that, in each instance, subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, each share of our Class A common stock will entitle the holder thereof to one vote and each share of our Class B common stock will entitle the holder thereof to ten votes.
The holders of shares of our Class A common stock and our Class B common stock will vote as separate classes:

•	for the election of directors (subject to exceptions described above);

•
to amend our Charter or Bylaws or approve a merger or consolidation of us with or into another entity if the amendment, merger or consolidation would adversely alter the rights, preferences, privileges or restrictions granted or imposed with respect to the particular class relative to the shares of any other class; and

•	on all matters as to which class voting may be required by applicable Maryland law.
Holders of shares of our Class A common stock and, except for the conversion rights discussed below, holders of shares of our Class B common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities that we may issue. Subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock and the exceptions discussed below, shares of our Class A common stock and our Class B common stock have equal distribution, liquidation and other rights. Holders of shares of our Class B common stock are entitled to convert, at any time and at their election, each share of our Class B common stock into one share of our Class A common stock. Shares of our Class A common stock are not convertible.
Our Charter provides that if (i) our board of directors authorizes and we declare any stock dividend with respect to any class of our common stock, we must at the same time declare a proportionate stock dividend with respect to each other class of our common stock and (ii) the shares of any class of common stock are combined or subdivided, the shares of each other class of common stock must be combined or subdivided in an equivalent manner. In the discretion of our board of directors, dividends payable in shares of our Class A common stock may be paid with respect to shares of any class of common stock, but dividends payable in shares of our Class B common stock may be paid only with respect to shares of our Class B common stock.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Stock
We believe that the power of our board of directors (i) to approve amendments to our Charter to increase or decrease the number of authorized shares of our stock or the number of authorized shares of any class or series of our stock, (ii) to authorize us to issue additional authorized but unissued shares of stock and to classify or reclassify unissued shares of stock and (iii) thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for us to qualify as a real estate investment trust under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which we plan to elect to be taxed as a real estate investment trust under the Code). Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account certain options to acquire shares of our stock) may be owned, directly or indirectly or through application of certain attribution rules, by five or fewer individuals at any time during the last half of a taxable year (other than the first taxable year for which we elect to be taxed as a real estate investment trust under the Code).
Our Charter includes restrictions concerning the ownership and transfer of shares of our stock. Our board of directors may, from time to time, grant waivers from these restrictions, in its sole discretion. The relevant sections of the Charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the “common stock ownership limit”) or 9.8% in value of the outstanding shares of all classes or series of our stock (the “aggregate stock ownership limit”). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or constructively own shares of our stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of stock as a “prohibited owner.”
The applicable constructive ownership rules under the Code are complex and may cause shares of our stock owned beneficially or constructively by a group of related individuals and/or entities to be treated as owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or less than 9.8% in value of the outstanding shares of all classes and series of our stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of our stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of our stock in excess of the ownership limits.

Our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if the board of directors determines that:

•
no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a real estate investment trust under the Code; and

•
such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or our board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a real estate investment trust under the Code).

Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of our stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a real estate investment trust under the Code and such representations and undertakings from the person requesting the exception as the board of directors may require in its sole discretion to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.
In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for one or more persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of the outstanding shares of our stock or we would otherwise fail to qualify as a real estate investment trust under the Code. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of all classes or series, as applicable, will violate the decreased ownership limit.

Our Charter further prohibits:

•
any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a real estate investment trust under the Code; and

•
any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give written notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a real estate investment trust under the Code.
If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a real estate investment trust under the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a real estate investment trust under the Code, then the Charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of our stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
Shares of our stock transferred to the trustee are deemed offered for sale to us or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount so payable to the trustee by the amount of any distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.
In addition, if our board of directors determines that a transfer or other event has taken place that would violate the restrictions on ownership and transfer of our stock described above, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including causing us to redeem shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our status as a real estate investment trust and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of the our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in order to determine our status as a real estate investment trust and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.
These restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust or that compliance is no longer required.
The restrictions on ownership and transfer of our stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
Transfer Agent
Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., Mendota Heights, Minnesota, currently serves as transfer agent for our common stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
The following summary of certain provisions of Maryland law and of our Charter and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our Charter and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Board of Directors
Our Charter provides that the number of directors may only be increased or decreased pursuant to our Bylaws. The Bylaws provide that the number of directors may be established, increased or decreased by our board of directors but, unless the Bylaws are amended, may not be fewer than eleven nor more than 15.
Election of Directors; Removals; Vacancies
Under the Charter, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more additional directors, the holders of our Class A common stock voting as a separate class are entitled to elect 25% of the entire board of directors immediately after such election rounded up to the nearest whole number of directors and holders of our Class B common stock voting as a separate class are entitled to elect the remaining directors up for election in any year in which directors are to be elected by our stockholders; provided, however, if on the close of business on the record date for any stockholders meeting at which directors are to be elected, (i) the total number of issued and outstanding shares of our Class A common stock is less than 10% of the aggregate number of issued and outstanding shares of our Class A common stock and our Class B common stock, then all the directors to be elected at such meeting will be elected by the holders of our Class A common stock and our Class B common stock voting together as a single class, or (ii) the total number of outstanding shares of our Class B common stock is less than 500,000 shares, then the holders of our Class A common Stock will continue to have the right, voting as a separate class, to elect 25% of the entire board of directors immediately after such election rounded up to the nearest whole number of directors and the right to vote together with the holders of our Class B common stock to elect the remaining members of the board of directors up for election in any year in which directors are to be elected by our stockholders, provided further that, in each instance, subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, each share of our Class A common stock will entitle the holder thereof to one vote and each share of our Class B common stock will entitle the holder thereof to ten votes.
The Class A directors are elected by a plurality of the votes cast by the holders of our Class A common stock in the election of directors and the Class B directors are elected by a plurality of the votes cast by the holders of our Class B common stock in the election of directors; provided, however, in the event that the holders of our Class A common stock and our Class B common stock vote together as a class to elect one or more directors, such directors will be elected by a plurality of all the votes cast in the election of directors by the holders of our Class A common stock and our Class B common stock voting together as a class. Each director will be elected by our stockholders as set forth above to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. There is no cumulative voting in the election of directors. Consequently, when voting as separate classes, the holders of a majority of the outstanding shares of our Class A common stock will be able to elect all of the Class A directors then standing for election, the holders of a majority of the outstanding shares of our Class B common stock will be able to elect all of the Class B directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any directors.

The Bylaws provide that a majority of the directors elected by the holders of our Class A common stock may fill any Class A director vacancy, and a majority of the directors elected by the holders of our Class B common stock may fill any Class B director vacancy, in each instance, that is created by an increase in the number of directors or by any other cause, even if the number of Class A directors or number of Class B directors is less than a quorum of the board of directors. Any individual elected to fill a vacancy as a director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.
Our Charter provides that, subject to the rights of holders of shares of one or more classes or series of preferred stock to elect or remove one or more directors, (a) any Class A director may be removed as a director at any time by the affirmative vote of holders of shares of Class A common stock entitled to cast a majority of all the votes entitled to be cast generally in the election of Class A directors, with or without cause, and (b) any Class B director may be removed as a director at any time by the affirmative vote of holders of shares of Class B common stock entitled to cast a majority of the votes entitled to be cast generally in the election of Class B directors, with or without cause. The Charter further provides that notwithstanding an election by us to be subject to the provisions of Subtitle 8 (as discussed below) relating to a classified board and a two-thirds vote requirement for removing directors, a director may only be removed in accordance with the standards set forth in the Charter (as described above).
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.
After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, we elected, by resolution of our board of directors, to exempt from the Maryland Business Combination Act all business combinations between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such person). As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance by us with the supermajority vote requirements and other provisions of the statute.
We cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on any business combination that has been consummated or upon any agreement existing at the time of such modification or repeal.

Control Share Acquisitions
The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who has made or proposes to make the control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved). Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of all voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) acquisitions of shares previously approved or exempted by the charter or bylaws of the corporation.
As permitted by the MGCL, our Bylaws contain a provision opting out of the Maryland Control Share Acquisition Act. This provision may be amended or eliminated at any time in the future by our board of directors.

Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

We have not elected to be subject to any of the provisions of Subtitle 8. Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we already require, unless called by its chairman, chief executive officer, president or board of directors, the written request of stockholders entitled to cast a majority of all votes entitled to be cast at such a meeting on such matter to call a special meeting on any matter.
Approval of Extraordinary Actions; Amendments to Our Charter and Bylaws
Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.
Our Charter generally may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. In addition, the holders of shares of our Class A common stock and our Class B common stock, voting as separate classes, have the right to approve, by the affirmative vote of the holders of a majority of the outstanding shares of the affected class, any merger or consolidation of us with or into another entity or amendment to our Charter or Bylaws that would adversely alter the rights, preferences, privileges or restrictions granted or imposed with respect to the particular class relative to the shares of any other class.
The Charter and Bylaws provide that except for amendments (i) that would adversely alter the rights, preferences, privileges or restrictions granted or imposed with respect to the particular class relative to the shares of any other class, which amendments must be approved by the holders of a majority of the outstanding shares of the affected class, voting as a separate class to the exclusion of any other unaffected class of stock, or (ii) relating to the minimum number of directors on our board of directors and the vote required to amend such provisions, which amendments must be approved by the affirmative vote of at least two-thirds of the votes cast on the matter by the holders of our Class A common stock and our Class B common stock, voting together as a single class, our board of directors has the exclusive power to adopt, alter or repeal any provision in the Bylaws and to make new bylaws.

Meetings of Stockholders
Under the Bylaws, an annual meeting of stockholders will be held each year at a date and time determined by our board of directors. A special meeting of stockholders may be called by our chairman, chief executive officer, president or board of directors. Additionally, the Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must also be called by the secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.
Advance Notice of Director Nominations and New Business
The Bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who was a stockholder of record at the record date set by our board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of the Bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date that our proxy statement is released to the stockholders for the preceding year’s annual meeting of stockholders.
Only the business specified in the notice of the meeting may be brought before a special meeting of stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors, (2) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with the Bylaws and that has supplied the information required by the Bylaws about each individual whom the stockholder proposes to nominate for election of directors or (3) if the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by the board for purposes of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of the Bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees proposed by our board of directors to be elected at the meeting.
A stockholder’s notice must contain certain information specified by the Bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a directors, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.
Exclusive Forum
The Bylaws provide that, unless our board of directors agrees otherwise, (a) any derivative action or proceeding, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees pursuant to the MGCL, the Charter or the Bylaws and (d) claims governed by the internal affairs doctrine must be brought in the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division).
Limitations of Liability and Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless the charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
A corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct for indemnification or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct for indemnification.

The Charter authorizes us to obligate ourselves, and the Bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of ours who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of ours or a predecessor of us.
We have entered into customary indemnification agreements with our directors and executive officers that require us, among other things, to indemnify our directors and executive officers against certain liabilities that may arise by reason of their status as directors or officers to the maximum extent permitted by Maryland law and provide for the advancement of expenses in connection therewith.
We maintain directors’ and officers’ liability insurance which indemnifies our directors and officers against damages arising out of certain kinds of claims which might be made against them based on acts or things done (or not done) by them while acting in their capacity as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Restrictions on Ownership and Transfer of Our Stock
Except with regard to persons exempted by our board of directors from the ownership and transfer restrictions of the Charter, no person may beneficially or constructively own more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of common stock or more than 9.8% (in value) of shares of all classes or series of our stock. See “Description of Stock – Restrictions on Ownership and Transfer”.
REIT Qualification
Our Charter provides that our board of directors may revoke or otherwise terminate our REIT election under the Code, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to be qualified as a REIT under the Code.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the taxation of Forest City Realty Trust, Inc. (solely for purposes of this section, the “REIT”) and the material Federal income tax consequences to holders of the common stock of the REIT. This discussion is for your general information only. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold shares of common stock as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for such traders’ securities holdings;

•	banks;

•	insurance companies;

•	tax-exempt organizations;

•	persons liable for the alternative minimum tax;

•	persons that hold shares of common stock that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•	persons that purchase or sell shares as part of a wash sale for tax purposes; and

•	U.S. shareholders whose functional currency is not the U.S. dollar.
This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.
If a partnership holds shares of stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of stock should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in the shares.
We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling common stock, including the federal, state, local and foreign tax consequences of acquiring, owning and selling these shares of common stock in your particular circumstances and potential changes in applicable laws.
As used in this section, the term “U.S. shareholder” means a holder of shares of REIT stock who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income taxation regardless of the income’s source; or

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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis, who own shares of REIT stock or a fixed rate security are referred to in this section as “non-U.S. shareholders.”
Taxation of the REIT as a Real Estate Investment Trust
In the opinion of Sullivan & Cromwell LLP, the REIT’s organization and proposed method of operation will enable the REIT to meet the requirements for qualification and taxation as a real estate investment trust under the Code commencing with the taxable year ending December 31, 2016 and for subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court.
In providing its opinion, Sullivan & Cromwell LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to the REIT and certain subsidiaries that are also REITs (the “REIT Subsidiaries”).
The REIT’s qualification as a real estate investment trust under the Code will depend upon the satisfaction by the REIT of requirements of the Code relating to qualification for real estate investment trust status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while the REIT intends to qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, the actual results of the REIT or the REIT Subsidiaries for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other such law firm will monitor the compliance of the REIT or the REIT Subsidiaries with the requirements for real estate investment trust qualification on an ongoing basis.
The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.
As a real estate investment trust, the REIT generally will not have to pay U.S. federal corporate income taxes on the REIT’s net income that the REIT currently distributes to its shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation. The REIT’s dividends, however, generally will not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate holders and (ii) the corporate dividends-received deduction.
However, the REIT will have to pay U.S. federal income tax as follows:

•	First, the REIT will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, the REIT may have to pay the alternative minimum tax on the REIT’s items of tax preference.

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Third, if the REIT has (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, the REIT will have to pay tax at the highest corporate rate on that income.

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Fourth, if the REIT has net income from “prohibited transactions,” as defined in the Code, the REIT will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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Fifth, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification—Income Tests”, but has nonetheless maintained the REIT’s qualification as a real estate investment trust because the REIT has satisfied some other requirements, the REIT will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of the REIT’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of the REIT’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect the REIT’s profitability.

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Sixth, if the REIT should fail to distribute during each calendar year at least the sum of (1) 85% of the REIT’s real estate investment trust ordinary income for that year, (2) 95% of the REIT’s real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, the REIT would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

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Seventh, if the REIT recognizes gain on the disposition of any asset it owned prior to its conversion into a REIT during the five-year period beginning January 1, 2016, or if the REIT acquires any asset from a C corporation in certain transactions in which the REIT must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of the REIT, and the REIT recognizes gain on the disposition of that asset during the five-year period beginning on the date on which the REIT acquired that assets, then, in each case, the REIT will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate-level tax.

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Eighth, if the REIT derives “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or “REMIC,” or certain interests in a taxable mortgage pool, or “TMP,” the REIT could be subject to corporate-level U.S. federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.

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Ninth, if the REIT receives non-arm’s-length income from a TRS (as defined under “—Requirements for Qualification—Asset Tests”), or as a result of services provided by a TRS to tenants of the REIT, the REIT will be subject to a 100% tax on the amount of the REIT’s non-arm’s-length income.

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Tenth, if the REIT fails to satisfy a real estate investment trust asset test, as described below, due to reasonable cause and the REIT nonetheless maintains its real estate investment trust qualification because of specified cure provisions, the REIT will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused the REIT to fail such test.

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Eleventh, if the REIT fails to satisfy any provision of the Code that would result in the REIT’s failure to qualify as a real estate investment trust (other than a violation of the real estate investment trust gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, the REIT may retain its real estate investment trust qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification
The Code defines a real estate investment trust as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for the sections of the Code defining and providing special rules for real estate investment trusts;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

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except for the first taxable year in which an election is made to treat the corporation, trust or association as a real estate investment trust, the beneficial ownership of which is held by 100 or more persons;

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during the last half of each taxable year (other than the first taxable year in which an election is made to treat the corporation, trust or association as a real estate investment trust), not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”); and

•	that meets certain other tests, including tests described below regarding the nature of its income and assets.
The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met (other than the first taxable year in which an election is made to treat the corporation, trust or association as a REIT) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.
The REIT expects to satisfy the conditions described in the first through fourth bullet points of the second preceding paragraph for the taxable year ending December 31, 2016 and subsequent taxable years. The REIT intends to comply with the fifth and sixth bullet points of the second preceding paragraph beginning with the REIT’s first taxable year following the REIT’s taxable year ending December 31, 2016. In addition, the REIT Charter provides for restrictions regarding the ownership and transfer of the shares of REIT stock. These restrictions are intended to, among other things, assist the REIT in satisfying the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the shares of REIT stock are described in this prospectus under “Description of Stock—Restrictions on Ownership and Transfer.”
Disregarded Entity Subsidiaries. A corporation that is a QRS, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS will be treated as assets, liabilities and items of these kinds of the REIT, unless the REIT makes an election to treat such corporation as a TRS. Thus, in applying the requirements described in this section, the REIT’s QRSs (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of the REIT.
Investments in Partnerships. We expect that all of the REIT’s investments will be held indirectly through the Operating Partnership. In addition, the Operating Partnership may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay entity-level U.S. federal income tax. If a real estate investment trust is a partner in a partnership, Treasury regulations provide that the real estate investment trust will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the real estate investment trust for purposes of the rules of the Code defining real estate investment trusts, including satisfying the gross income tests and the asset tests. Thus, the REIT’s proportionate share of the assets, liabilities and items of income of any partnership in which the REIT is a partner, including the Operating Partnership, will be treated as assets, liabilities and items of income of the REIT for purposes of applying the requirements described in this section. Thus, actions taken by partnerships in which the REIT owns an interest, either directly or through one or more tiers of partnerships or disregarded entity subsidiaries, can affect the REIT’s ability to satisfy the real estate investment trust income and asset tests and the determination of whether the REIT has net income from prohibited transactions. See the fourth bullet point under the heading “Taxation of the REIT as a Real Estate Investment Trust” above for a brief description of prohibited transactions.
Taxable Real Estate Investment Trust Subsidiaries. A TRS is any corporation in which a real estate investment trust directly or indirectly owns stock, provided that the real estate investment trust and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the real estate investment trust and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a real estate investment trust (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one real estate investment trust.
A TRS is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of the REIT’s TRSs will also be taxable, either (1) to the REIT to the extent the dividend is retained by the REIT, or (2) to the REIT’s shareholders to the extent the dividends received from the TRS are paid to the REIT’s shareholders. The REIT may hold more than 10% of the stock of a TRS without jeopardizing its qualification as a real estate investment trust under the Code notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for the REIT to qualify as a real estate investment trust under the Code, the securities of all of the TRSs in which the REIT has invested either directly or indirectly may not represent more than 20% of the total value of the REIT’s assets (25% with respect to the REIT’s taxable years ending on or before December 31, 2017). The REIT believes that the aggregate value of all of its interests in TRSs represent and will continue to represent less than 20% of the total value of the REIT’s assets; however, the REIT cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent real estate investment trust.
Income Tests. In order to maintain the REIT’s qualification as a real estate investment trust, the REIT annually must satisfy two gross income requirements.

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First, the REIT must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in real estate investment trust equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of the REIT that are paid or reimbursed by tenants.

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Second, at least 95% of the REIT’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that the REIT receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because the rent is based on a fixed percentage or percentages of receipts or sales.

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Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if the REIT owns more than a 10% interest in the subsidiary. We refer to a tenant in which the REIT owns a 10% or greater interest as a “related party tenant.”

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Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Finally, for rents received to qualify as rents from real property, except as described below, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue or through a TRS. However, the REIT may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

The REIT may directly perform services for some of its tenants. The REIT does not believe that the provision of these services will cause its gross income attributable to these tenants to fail to be treated as rents from real property. If the REIT were to provide services to a tenant of a property of the REIT other than those services landlords usually or customarily provide to tenants of properties of a similar class in the same geographic market when renting space for occupancy only, amounts received or accrued by the REIT for any of these services will not be treated as rents from real property for purposes of the real estate investment trust gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the service, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by the REIT during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by the REIT with respect to the property will not qualify as rents from real property, even if the REIT provides the impermissible service to some, but not all, of the tenants of the property.
The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because the amount of the interest is based on a fixed percentage or percentages of receipts or sales.
From time to time, the REIT may enter into hedging transactions with respect to one or more of the REIT’s assets or liabilities. The REIT’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income the REIT derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a hedging transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. The term “hedging transaction,” as used above, generally means any transaction the REIT enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by the REIT. The term “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property that generates such income or gain), including gain from the termination of such a transaction. The term “hedging transaction” also includes hedges of other hedging transactions described in this paragraph. The REIT intends to structure any hedging transactions in a manner that does not jeopardize its status as a real estate investment trust.
As a general matter, certain foreign currency gains recognized by the REIT will be excluded from gross income for purposes of one or both of the gross income tests, as follows.
“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a real estate investment trust.
“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.
If the REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the REIT may nevertheless qualify as a real estate investment trust for that year if the REIT satisfies the requirements of other provisions of the Code that allow relief from disqualification as a real estate investment trust. These relief provisions will generally be available if:

•	The REIT’s failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•	The REIT files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.
The REIT might not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, the REIT would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of the REIT’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of the REIT’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect the REIT’s profitability.
Asset Tests. The REIT, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

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First, at least 75% of the value of the REIT’s total assets must be represented by real estate assets, including (a) real estate assets held by the REIT’s disregarded entity subsidiaries (if any), the REIT’s allocable share of real estate assets held by partnerships in which the REIT owns an interest and stock issued by another real estate investment trust, (b) for a period of one year from the date of the REIT’s receipt of proceeds of an offering of the shares of REIT stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

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Second, not more than 25% of the REIT’s total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of the REIT’s total assets may be represented by “nonqualified” debt instruments issued by publicly offered real estate investment trusts).

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Third, not more than 20% of the REIT’s total assets may constitute securities issued by TRSs (25% with respect to the REIT’s taxable years ending on or before December 31, 2017) and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another real estate investment trust or securities issued by a TRS, owned by the REIT may not exceed 5% of the value of the REIT’s total assets. In addition, not more than 25% of the value of the REIT’s total assets may consist of “nonqualified” publicly offered REIT debt, as defined in Section 856(c)(5)(L) of the Code.

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Fourth, the REIT may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are real estate investment trusts, disregarded entity subsidiaries or TRSs, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities). Solely for the purposes of the 10% value test described above, the determination of the REIT’s interest in the assets of any partnership or limited liability company in which the REIT owns an interest will be based on the REIT’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

If the IRS successfully challenges the partnership status of any of the partnerships in which the REIT maintains a more than 10% vote or value interest (including the Operating Partnership), and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, the REIT could lose its real estate investment trust status. In addition, in the case of such a successful challenge, the REIT could lose its real estate investment trust status if such recharacterization results in the REIT otherwise failing one of the asset tests described above.
Certain relief provisions may be available to the REIT if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, the REIT will be deemed to have met the 5% and 10% real estate investment trust asset tests if the value of the REIT’s nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of the REIT’s assets at the end of the applicable quarter and (b) $10,000,000, and (ii) the REIT disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, the REIT may avoid disqualification as a real estate investment trust under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.
Annual Distribution Requirements. The REIT, in order to qualify as a real estate investment trust, is required to distribute dividends, other than capital gain dividends, to the REIT’s shareholders in an amount at least equal to (1) the sum of (a) 90% of the REIT’s “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and the REIT’s net capital gain, and (b) 90% of the REIT’s net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

In addition, if the REIT recognizes gain on the disposition of any asset it owned prior to its conversion into a REIT during the five-year period beginning January 1, 2016, or if the REIT acquires an asset from a C corporation in a carryover basis transaction and disposes of such asset within five years of acquiring the asset, the REIT may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.
These distributions must be paid in the taxable year to which the distributions relate, or in the following taxable year if declared before the REIT timely files its tax return for the year to which the distributions relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if the distributions were paid on December 31 of the year declared.
To the extent that the REIT does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of the REIT’s real estate investment trust taxable income, as adjusted, the REIT will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if the REIT fails to distribute during each calendar year at least the sum of (a) 85% of the REIT’s ordinary income for that year, (b) 95% of the REIT’s capital gain net income for that year and (c) any undistributed taxable income from prior periods, the REIT would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.
The REIT intends to satisfy the annual distribution requirements.
From time to time, the REIT may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when the REIT actually receives income and when the REIT actually pays deductible expenses and (b) when the REIT includes the income and deducts the expenses in arriving at the REIT’s taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, the REIT may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.
Under certain circumstances, the REIT may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in the REIT’s deduction for dividends paid for the earlier year. Thus, the REIT may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the REIT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify as a Real Estate Investment Trust
If the REIT would otherwise fail to qualify as a real estate investment trust because of a violation of one of the requirements described above, the REIT’s qualification as a real estate investment trust will not be terminated if the violation is due to reasonable cause and not willful neglect and the REIT pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.
If the REIT fails to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions do not apply, the REIT will have to pay tax, including any applicable alternative minimum tax, on the REIT’s taxable income at regular corporate rates. The REIT will not be able to deduct distributions to shareholders in any year in which the REIT fails to qualify, nor will the REIT be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends-received deduction if such distributees satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, the REIT will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. The REIT might not be entitled to the statutory relief described above in all circumstances.
 Excess Inclusion Income
If the REIT holds a residual interest in a REMIC or certain interests in a TMP from which the REIT derives “excess inclusion income,” the REIT may be required to allocate such income among its shareholders in proportion to the dividends received by the REIT’s shareholders, even though the REIT may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.
Taxation of Holders of Common Stock or Preferred Stock
U.S. Shareholders
Dividends. As long as the REIT qualifies as a real estate investment trust, distributions made by the REIT out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to the REIT’s taxable U.S. shareholders as ordinary income. Noncorporate U.S. shareholders will generally not be entitled to the preferential tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends the REIT received from a corporation in which the REIT owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), (b) that is equal to the sum of the REIT’s real estate investment trust taxable income (taking into account the dividends paid deduction available to the REIT) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which the REIT must adopt the basis of the asset in the hands of the C corporation for the REIT’s previous taxable year and less any taxes paid by the REIT during its previous taxable year, or (c) that represents earnings and profits that were accumulated in a non-real estate investment trust taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the REIT and individual shareholder level. Noncorporate U.S. shareholders should consult their own tax advisors to determine the impact of tax rates on dividends received from the REIT. Distributions made by the REIT will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by the REIT that the REIT properly designates as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that such dividends do not exceed the REIT’s actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held the shares of REIT stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
To the extent that the REIT makes distributions not designated as capital gain dividends in excess of the REIT’s current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis that the U.S. shareholder has in the shares of REIT stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted basis in the shares of REIT stock will be taxable as capital gains, provided that the shares of REIT stock have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares of REIT stock that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred stock before being allocated to other distributions.
As described above, dividends authorized by the REIT in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by the REIT and received by the shareholder on December 31 of that year, provided that the REIT actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the REIT.
 The REIT may make distributions to holders of shares of REIT stock that are paid in shares of REIT stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of shares of REIT stock and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.
U.S. shareholders holding shares of REIT stock at the close of the REIT’s taxable year will be required to include, in computing the U.S. shareholders’ long-term capital gains for the taxable year in which the last day of the REIT’s taxable year falls, the amount of the REIT’s undistributed net capital gain that the REIT designates in a written notice mailed to its shareholders. The REIT may not designate amounts in excess of the REIT’s undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by the REIT in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax such shareholders are deemed to have paid. U.S. shareholders will increase their basis in the shares of REIT stock by the difference between the amount of the includible gains and the tax deemed paid by the shareholders in respect of these gains.
Distributions made by the REIT and gain arising from a U.S. shareholder’s sale or exchange of shares of REIT stock will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.
Sale or Exchange of shares of REIT stock. When a U.S. shareholder sells or otherwise disposes of shares of REIT stock, the shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as capital assets. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of REIT stock that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from the REIT that were required to be treated as long-term capital gains.
Backup Withholding. The REIT will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide the REIT with such shareholder’s correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, the REIT may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the REIT.
Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described below and has not held its shares as “debt financed property” within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.
Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by the REIT that are allocable to the REIT’s “excess inclusion” income, if any.
Income from an investment in shares of REIT stock will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by the shares of REIT stock. Prospective investors of the types described in the preceding sentence should consult such investors’ own tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust that

•	is described in certain provisions of the Code relating to qualified pension, profit-sharing and stock bonus plans;

•	is described in certain provisions of the Code relating to tax-exempt organizations; and

•	holds more than 10% (by value) of the equity interests in the REIT.
Tax-exempt pension, profit-sharing and stock bonus funds described in the first bullet point above are referred to below as “qualified trusts.” A real estate investment trust is a “pension-held REIT” if:

•
the real estate investment trust would not have qualified as a real estate investment trust but for the fact that the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•
either (a) at least one qualified trust holds more than 25% by value of the outstanding capital stock of the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the outstanding capital stock of the REIT, hold in the aggregate more than 50% by value of the outstanding capital stock of the REIT.

The percentage of any real estate investment trust dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. The REIT does not expect to be classified as a “pension-held REIT.”
The rules described above under the heading “U.S. Shareholders” concerning the inclusion of the REIT’s designated undistributed net capital gains in the income of the REIT’s shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.
Medicare Tax. A U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. shareholder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. shareholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes the holder’s dividend income and the holder’s net gains from the disposition of shares of REIT stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. shareholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the REIT stock.
 Non-U.S. Shareholders
The rules governing U.S. federal income taxation of non-U.S. shareholders are highly technical and complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in the shares of REIT stock, including any reporting requirements.
Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by the REIT of U.S. real property interests, as discussed below, and other than distributions designated by the REIT as capital gain dividends, will be treated as ordinary income to the extent that the distributions are made out of the REIT’s current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the REIT stock is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. The REIT expects that it or the required withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the REIT or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8-ECI or a successor form with the REIT or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.
If a non-U.S. shareholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by the REIT, the non-U.S. shareholder will be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.
Return of Capital. Distributions in excess of the REIT’s current and accumulated earnings and profits, which are not treated as attributable to the gain from the REIT’s disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that the distributions do not exceed the non-U.S. shareholder’s adjusted basis in such shareholder’s shares of REIT stock. Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. shareholder’s adjusted basis in such shareholder’s shares of REIT stock, the distributions will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of the REIT’s current and accumulated earnings and profits.
Also, the REIT (or applicable withholding agent) could potentially be required to withhold at least 10% (15% for distributions after February 16, 2016) of any distribution in excess of the REIT’s current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), upon a sale or exchange of shares of REIT stock. See discussion below under “—Sales of Shares of REIT Stock”.
 Capital Gain Dividends. Distributions that are attributable to gain from sales or exchanges by the REIT of U.S. real property interests that are paid with respect to any class of REIT stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by the REIT, and such distributions will be taxed as described above in “—Ordinary Dividends”.
Distributions that are not described in the preceding paragraph that are attributable to gain from sales or exchanges by the REIT of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of FIRPTA. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. The REIT (or applicable withholding agent) is required by applicable Treasury regulations under this statute to withhold 35% of any distribution that the REIT could designate as a capital gain dividend. However, if the REIT designates as a capital gain dividend a distribution made before the day the REIT actually effects the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, the REIT must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.
Distributions to a non-U.S. shareholder that are designated by the REIT at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by the REIT of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described above.

Share Distributions. The REIT may make distributions to holders of shares of REIT stock that are paid in shares of REIT stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under “—Ordinary Dividends” and “—Capital Gains Dividends”. If the REIT (or applicable withholding agent) is required to withhold an amount in excess of any cash distributed along with the shares of REIT stock, some of the shares that would otherwise be distributed will be retained and sold in order to satisfy such withholding obligations.
Sales of Shares of REIT Stock. Gain recognized by a non-U.S. shareholder upon a sale or exchange of shares of REIT stock generally will not be taxed under FIRPTA if the REIT is a “domestically controlled REIT,” defined generally as a real estate investment, less than 50% in value of the stock of which is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of a REIT’s stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is presumed not to be a foreign person, unless the REIT has actual knowledge otherwise). The REIT believes that it is a “domestically controlled REIT”, and, therefore, assuming that the REIT continues to be a “domestically controlled REIT,” that taxation under this statute generally will not apply to the sale of shares of REIT stock. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the shares of REIT stock is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.
 If the REIT does not qualify as a “domestically controlled REIT”, the tax consequences to a non-U.S. shareholder of a sale of shares of REIT stock depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of shares of REIT stock that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if the shareholder owned more than 10% of the shares of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned such shares or the five-year period ending on the date when the shareholder disposed of the shares. A non-U.S. shareholder that holds shares of a class of REIT stock that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if on the date the shares were acquired by the shareholder such shares had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the REIT’s outstanding shares with the lowest fair market value. If a non-U.S. shareholder holds a class of shares of REIT stock that is not regularly traded on an established securities market, and subsequently acquires additional shares of the same class, then all such shares must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of shares of REIT stock, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.
Backup Withholding and Information Reporting. If you are a non-U.S. shareholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:
•     dividend payments and
•     the payment of the proceeds from the sale of shares of REIT stock effected at a U.S. office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or
•     you otherwise establish an exemption.
Payment of the proceeds from the sale of shares of REIT stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of such shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
•     the proceeds are transferred to an account maintained by you in the United States,
•     the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.
 In addition, a sale of shares of REIT stock will be subject to information reporting if it is effected at a foreign office of a broker that is:
•     a U.S. person,
•     a controlled foreign corporation for U.S. federal tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•
one or more of such foreign partnership’s partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.
FATCA Withholding
Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends that you receive in respect of the REIT stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold shares of REIT stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). However, FATCA withholding will not apply to payments of gross proceeds from a sale or other disposition of REIT stock before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.
Federal Estate Taxes
Shares of REIT stock held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Other Tax Consequences
State or local taxation may apply to the REIT and its shareholders in various state or local jurisdictions, including those in which the REIT or its shareholders transact business or reside. The state and local tax treatment of the REIT and its shareholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the REIT.

SELLING STOCKHOLDERS
Selling stockholders, including their permitted transferees or donees or their successors, may from time to time offer and sell up to an aggregate of 1,956,788 shares of our Class A common stock pursuant to this prospectus. One selling stockholder listed in the table below is a permitted transferee of holders of Class A Common Units of Forest City Master Associates III, LLC that were exchanged into shares of our Class A common stock.

The following table sets forth information with respect to the selling stockholders and the amount of shares of Class A common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the following selling stockholders to us and is as of the date of this prospectus. With the exception of Bruce C. Ratner, the number of shares of Class A common stock owned by the selling stockholders or any future transferees from such holders assumes that they do not own any shares of Class A common stock other than shares of Class A common stock issuable upon an exchange of Class A Common Units of Forest City Master Associates III, LLC. The percentage of Class A Common Units indicated as owned is based on 1,940,788 Class A Common Units outstanding as of December 28, 2015.

		Amount of Class A Common Units Owned		Shares of Class A Common Stock Issuable upon an Exchange of Class A Common Units		Shares of Class A Common Stock Issued upon an Exchange of Class A Common Units		Shares of Class A Common Stock to be Owned After Offering (1)
	Name of Selling Stockholder	Number	Percentage	Number	Percentage(2)	Number	Percentage(2)	Number	Percentage
	BR Master Limited Partnership	149,208	7.69%	149,208	*	0	*	0	*
	Brooklyn Two Trust	21,819	1.12%	21,819	*	0	*	0	*
	Bruce C. Ratner(3)	183,610	9.46%	183,610	*	0	*	37,500	*
	FC Quartermaster Retail, L.P.	3,498	*	3,498	*	0	*	0	*
	FC Quartermaster Retail II, L.P.	26,165	1.35%	26,165	*	0	*	0	*
	RRG Flatbush Associates, L.P.	246,290	12.69%	246,290	*	0	*	0	*
	RRG Fulton Associates, L.P.	113,216	5.83%	113,216	*	0	*	0	*
	RRG Gowanus Canal, Inc.	42,222	2.18%	42,222	*	0	*	0	*
	RRG Hanson, LLC	41,269	2.13%	41,269	*	0	*	0	*
	RRG Myrtle, LLC	10,022	*	10,022	*	0	*	0	*
	RRG New B.U.G., LLC	362,511	18.68%	362,511	*	0	*	0	*
	RRG New Residential Properties, LLC	168,377	8.68%	168,377	*	0	*	0	*
	RRG New S.I.A.C., LLC	273,495	14.09%	273,495	*	0	*	0	*
	RRG Queens Place, LLC	275,438	14.19%	275,438	*	0	*	0	*
	RRG Tech Place Associates, L.P.	23,648	1.22%	23,648	*	0	*	0	*
	Robert P. Sanna(4)	0	*	0	*	16,000	*	0	*
	TOTAL	1,940,788	100%	1,940,788	*	16,000	*	37,500	*
	* Less than 1%
(1)
We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders might not sell any, or may sell some or all, of the shares offered by this prospectus. Because the selling stockholders may offer any amount of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	Calculated based on 240,945,249 shares of our Class A common stock outstanding as of December 28, 2015 increased by the assumed exchange of the Class A Common Units held by the selling stockholder.
(3)
Mr. Ratner serves as one of our Executive Vice Presidents and Directors and is the Executive Chairman of Forest City Ratner Companies, LLC, one of our subsidiaries. In addition to the Class A Common Units specified, Mr. Ratner beneficially owns 37,500 shares of Class A common stock, 15,000 of which are held in a custodial account.

(4)	Represents an employee of Forest City Ratner Companies, LLC, one of our wholly-owned subsidiaries.

PLAN OF DISTRIBUTION

The shares of Class A common stock may be sold from time to time directly by the selling stockholder or, alternatively, through underwriters, broker-dealers or agents. Such shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (iv) through the writing of options, (v) through the distribution of the shares of Class A common stock by any selling stockholder to its partners, members or stockholders, (vi) sales through underwriters or broker-dealers who may receive compensation in the form of underwriting discounts, concessions or commissions, or (vii) a combination of any of the foregoing.

In addition, any shares of Class A common stock that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may agree with the selling stockholder to sell a specified number of securities at a stipulated price and also may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares of Class A common stock, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

In order to comply with the securities laws of certain states, if applicable, shares of Class A common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Class A common stock in the market and to the activities of the selling stockholders. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

To our knowledge, there are currently no plans, arrangements or undertakings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of Class A common stock by the selling stockholder.

At the time a particular offer of shares of Class A common stock is made, if required, a prospectus supplement will be distributed that will set forth the amount of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

Certain legal matters incident to the issuance and validity of the shares of Class A common stock will be passed upon by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed upon by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The balance sheet of Forest City Realty Trust, Inc. incorporated in this prospectus by reference to Forest City Realty Trust, Inc.’s Amendment No. 2 to Registration Statement on Form S-4 dated September 15, 2015 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Forest City Enterprises, Inc. incorporated in this prospectus by reference to Forest City Enterprises, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of FC HCN University Park, LLC and Subsidiaries as of December 31, 2013 and for the eleven months ended December 31, 2013 and year ended January 31, 2013 incorporated in this prospectus by reference to Exhibit 99.1 of Forest City Enterprises, Inc.’s amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements of operations, partners’ equity (deficit) and cash flows of Uptown Housing Partners, LP for the year ended December 31, 2012 incorporated in this prospectus by reference to Exhibit 99.1 of Forest City Enterprises, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended, have been audited by RSM US LLP (formerly McGladrey LLP), as independent auditors, as stated in their report incorporated by reference herein and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

The statements of operations and comprehensive income (loss), members’ equity and cash flows for the year ended January 31, 2013 of FC 8 Spruce Mezzanine, LLC incorporated in this prospectus by reference to Exhibit 99.1 of Amendment No. 2 to Forest City Enterprises, Inc.’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014 have been so incorporated in reliance on the report of Novogradac & Company LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All such expenses will be borne by the Registrant.

Securities and Exchange Commission Registration Fee	$4,185
Accounting fees and expenses	10,000
Legal fees and expenses	10,000
Miscellaneous expenses	1,815
Total	$26,000

Item 15.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•
active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.    The Registrant’s Charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (“MGCL”) requires a Maryland corporation (unless the charter provides otherwise, which the Registrant’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct for indemnification or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct for indemnification.

The Registrant’s Charter authorizes the Registrant, and the Registrant’s Bylaws obligate the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of the Registrant who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of the Registrant and at the Registrant’s request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Registrant’s Charter and Bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.
The Registrant has entered into customary indemnification agreements with its directors and executive officers that require the Registrant, among other things, to indemnify the Registrant’s directors and executive officers against certain liabilities that may arise by reason of their status as directors or officers to the maximum extent permitted by Maryland law and provide for the advancement of expenses in connection therewith.
The Registrant also maintains directors’ and officers’ liability insurance which indemnifies the Registrant’s directors and officers against damages arising out of certain kinds of claims which might be made against them based on acts or things done (or not done) by them while acting in their capacity as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 16.     Exhibits.

Exhibit
No.	Description Of Document

3.1	Charter of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12B filed with the Commission on January 4, 2016 (File No. 333-205607).
3.2
Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12B filed with the Commission on January 4, 2016
(File No. 333-205607).

5.1	Opinion of Venable LLP as to the validity of the shares being registered.*
10.1
Registration Rights Agreement by and among Forest City Enterprises, Inc. and the holders of BCR Units listed on Schedule A thereto dated November 8, 2006, incorporated by reference to Exhibit 10.1 to Forest City Enterprises, Inc.’s Registration Statement on Form S-3 filed with the Commission on November 7, 2007 (File No. 333-147201).

8.1	Opinion of Sullivan & Cromwell LLP as to certain U.S. federal income tax matters.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of PricewaterhouseCoopers LLP.*
23.3	Consent of RSM US LLP.*
23.4	Consent of Novogradac & Company LLP.*
23.5	Consent of Venable LLP (included in Exhibit 5.1).*
23.6	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).*
24.1	Power of Attorney.*

*Filed herewith.

Item 17.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this Registration Statement.

(2)  That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this Registration Statement, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)    The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Registration Statement on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, the State of Ohio, on January 4, 2016.

FOREST CITY REALTY TRUST, INC.

By: /s/ Robert G. O’Brien

Robert G. O’Brien
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles A. Ratner*	Chairman of the Board and Director	January 4, 2016
Charles A. Ratner

/s/ David J. LaRue*	President, Chief Executive Officer and Director	January 4, 2016
David J. LaRue	(Principal Executive Officer)

/s/ Robert G. O’Brien	Executive Vice President and Chief Financial Officer	January 4, 2016
Robert G. O’Brien	(Principal Financial Officer)

/s/ Charles D. Obert*	Senior Vice President—Corporate Controller	January 4, 2016
Charles D. Obert	Chief Accounting Officer (Principal Accounting Officer)

/s/ Deborah Ratner Salzberg*	Executive Vice President and Director	January 4, 2016
Deborah Ratner Salzberg

/s/ Brian J. Ratner*	Executive Vice President and Director	January 4, 2016
Brian J. Ratner

/s/ Bruce C. Ratner*	Executive Vice President and Director	January 4, 2016
Bruce C. Ratner

/s/ Ronald A. Ratner*	Executive Vice President and Director	January 4, 2016
Ronald A. Ratner

/s/ Arthur F. Anton*	Director	January 4, 2016
Arthur F. Anton

/s/ Kenneth J. Bacon*	Director	January 4, 2016
Kenneth J. Bacon

/s/ Scott S. Cowen*	Director	January 4, 2016
Scott S. Cowen

/s/ Christine Detrick*	Director	January 4, 2016
Christine Detrick

/s/ Michael P. Esposito, Jr. *	Director	January 4, 2016
Michael P. Esposito, Jr.

/s/ Deborah L. Harmon*	Director	January 4, 2016
Deborah L. Harmon

/s/ Stan Ross*	Director	January 4, 2016
Stan Ross

_______________________

* The undersigned, pursuant to a Power of Attorney executed by each of the Directors and Officers identified above and filed with the Commission, by signing his name hereto, does hereby sign and execute this Registration Statement on Form S-3 on behalf of each of the persons noted above, in the capacities indicated.

/s/ Geralyn M. Presti
Geralyn M. Presti, Attorney-in-Fact

Date: January 4, 2016